UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549 Form 8-K CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	April 4, 2002
(Exact name of registrant as specified in its charter)	Richardson Electronics, Ltd.
(State or other jurisdiction of incorporation)	Delaware
(Commission file Number)	0-12906
(IRS Employer Identification No.)	36-2096643
(Address of principal executive office)	40W267 Keslinger Road, P. O. Box 393, La Fox, IL
(Zip Code)	60147-0393
Registrant's telephone number, including area code	630-208-2386

This Current Report on Form 8-K contains a total of 5 pages.

Item 5. Other.

Richardson Electronics Announces Positive Third Quarter Results Before Charge for Sale of Medical Glassware Business

February Bookings Highest in 14 Months

LaFox, IL, Tuesday March 19, 2002: Richardson Electronics, Ltd. (NASDAQ: RELL) today reported results for the third quarter of fiscal 2002, which ended February 28, 2002. Net earnings were $75,000 before a one-time net charge of $2.9 million relating to the sale of the company's Medical Glassware Business, compared with net earnings of $4.2 million in the same quarter last year. Revenues were $109.4 million versus $126.3 million the previous year.

For the nine-month period, net earnings before the charge were $1.4 million compared with $14.0 million a year ago. The company recorded sales of $329.6 million in the nine months versus $379.5 million in the prior year.

Edward J. Richardson, Chairman of the Board and Chief Executive Officer, said, "Despite a marked pickup in orders in February, continued weak economic conditions in the U.S. and the year-end holiday slowdown adversely affected revenues and profitability. That notwithstanding, our performance during this difficult period was measurably better than our peers.

"We attribute our relative success to our commitment to engineered solutions, which differentiates us from our competition; a less-cyclical business model, with 50 percent of our revenues from replacement applications; and our strict control of costs. The broad spread and geographic diversity of our businesses also benefited shareholders, as our Display Systems Group and the Asia-Pacific region posted double-digit revenue growth. While conditions remain challenging, bookings in the month of February reached the highest level in the last 14 months, led by the company's Wireless unit," Richardson said.

The sale of the Medical Glassware Business was completed on February 22, 2002. A charge of $4.6 million pretax, or $2.9 million net of tax, was recorded to provide for the disposition of certain inventories not included in the sale as well as warranty, severance and leasehold costs. The Glassware business represented about half of the company's Medical Systems Group revenues with medical monitors and associated display products making up the balance.

Commenting on the sale of the Medical Glassware Business, Richardson added, "The sale focuses our resources on the four business units that we believe offer the highest potential for future growth in sales, profits and return on investment. Proceeds from the sale will be used to pay down debt.

"We are retaining the Medical Monitor Business, which grew 72 percent in fiscal 2001. Future growth will be driven by the Display Systems Group into which Medical Monitors will be merged, a perfect fit, as the product technologies and engineering are virtually identical."

Richardson concluded, "Lengthening vendor lead times, signs that customer inventories are returning to more normal levels and the activity of our sales organization suggest the business climate is strengthening. We have been successful in expanding our market share during this difficult period, including new franchises with International Rectifier, Tyco and Toko America, and invested in additional RF and Microwave engineers while controlling costs. As a result, we have tremendous leverage in sales and earnings as the economy strengthens and look forward to reporting improved results in the near term."

During the quarter, Richardson signed a global distribution agreement with SV Microwave, a full service supplier to the microwave industry. In addition, its Security Systems Division was awarded a Federal Supply Schedule Contract by the General Services Administration (GSA) to provide products to the Federal Government, and its Display division was selected by NEC-Mitsubishi to be its authorized North American select integrator of touch screens and protective glass panels for a specific group of their LCD products.

Conference Call

Tomorrow, Wednesday March 20, 2002 at 9:00 a.m. CST, Richardson will host a conference call to discuss the third quarter earnings release. Joining Mr. Richardson will be Bruce Johnson, President and Chief Operating Officer, Greg Peloquin, Executive Vice President of the RF and Wireless Communications Group and William Garry, Senior Vice President and Chief Financial Officer. A question and answer session will be included as part of the call's agenda. To listen to the call, please dial 800-450-0785 approximately five minutes prior to the start of the call. A replay of the call will be available from 12:30 p.m. on March 20, 2002 through July 15, 2002. The telephone numbers for the replay are (USA) 800-475-6701 and (International) 320-365-3844; access code 630428.

This release includes certain "forward looking" statements as defined by the SEC. Such statements are not guarantees of future performance since the company's operations involve risks and uncertainties and actual results may differ materially from predictions. Reference is made to the company's Form 10-Q's and 10-K's for a summary of some of the risks that may affect the company's performance.

About Richardson Electronics

Richardson Electronics, Ltd. is a global provider of "engineered solutions," serving the RF and wireless communications, industrial power conversion, security and display systems markets. The Company delivers engineered solutions for its customers' needs through product manufacturing, systems integration, prototype design and assembly, testing and logistics. Press announcements and other information about Richardson are available on the World Wide Web at http://www.rell.com/investor.asp.

Richardson Electronics, Ltd. Consolidated Condensed Statements of Operations Third Quarter Fiscal 2002, Ended February 28, 2002 (in thousands, except per share amounts) (unaudited)
	Three Months		Nine Months
	2002	2001	2002	2001
Net sales	$ 109,431	$ 126,342	$ 329,611	$ 379,456
Cost of products sold	83,151	93,573	248,476	280,165
Gross margin	26,280	32,769	81,135	99,291
Selling, general and administrative expense	23,427	23,691	70,281	70,443
Operating income	2,853	9,078	10,854	28,848
Other expenses, net (Note 1)	7,288	2,866	13,152	7,904
(Loss) income before income taxes	(4,435)	6,212	(2,298)	20,944
Income (benefit) taxes	(1,598)	2,040	(828)	6,900
Net (loss) income	$ (2,837)	$ 4,172	$ (1,470)	$ 14,044
Net (loss) income per share - basic: Net (loss) income per share	$ (.21)	$ .31	$ (.11)	$ 1.05
Average shares outstanding	13,656	13,372	13,599	13,312
Net (loss) income per share - diluted: Net (loss) income per share	$ (.21)	$ .29	$ (.11)	$ .95
Average shares outstanding (Note 2)	13,656	17,591	13,599	17,583
Dividends per common share	$ .04	$ .04	$ .12	$ .12

Note:

  Includes, in three- and nine-month periods ended February 28, 2002, a charge of $4.6 million related to the disposition of certain inventories, warranty, severance, and leasehold costs associated with the Company's sale of the Medical Glassware Business.
  Diluted earnings per share assumes the conversion of the Company's 7-1/4% and 8-1/4% convertible debentures when such assumption is dilutive. Such assumption is anti-dilutive in the three- and nine-month periods ended Februrary 28, 2002 and dilutive in three- and nine-month periods ended February 28, 2001.

Richardson Electronics, Ltd. Sales and Gross Margin Third Quarter Fiscal 2002, Ended February 28, 2002 (in thousands, unaudited)
By Business Unit:	Sales			Gross Margin
	FY 2002	FY 2001	% Change	FY 2002	GM% of Sales	FY 2001	GM% of Sales
Third Quarter Wireless Industrial Medical Security Display Corporate	$ 48,911 17,486 8,946 21,353 11,613 1,122	$ 64,450 21,230 9,684 19,844 10,264 870	-24.1% -17.6% -7.6% 7.6% 13.1%	$ 11,081 5,644 1,999 4,967 3,185 (596)	22.7% 32.3% 22.3% 23.3% 27.4%	$ 16,435 7,256 2,084 4,520 2,425 49	25.5% 34.2% 21.5% 22.8% 23.6%
Total	$109,431	$126,342	-13.4%	$ 26,280	24.0%	$ 32,769	25.9%
First Nine Months Wireless Industrial Medical Security Display Corporate	$146,451 55,020 28,674 63,233 33,236 2,997	$185,455 67,057 29,941 62,488 31,716 2,799	-21.0% -18.0% -4.2% 1.2% 4.8%	$ 34,817 18,205 6,480 14,836 8,517 (1,720)	23.8% 33.1% 22.6% 23.5% 25.6%	$ 48,437 23.434 6,580 14,429 7,494 (1,083)	26.1% 34.9% 22.0% 23.1% 23.6%
Total	$329,611	$379,456	-13.1%	$ 81,135	24.6%	$ 99,291	26.2%

By Area:	Sales			Gross Margin
	FY 2002	FY 2001	% Change	FY 2002	GM% of Sales	FY 2001	GM% of Sales
Third Quarter North America Europe Asia/Pacific Latin America Other Corporate	$ 61,495 22,908 15,674 6,555 1,677 1,122	$ 77,749 26,610 12,631 6,331 2,151 870	-20.9% -13.9% 24.1% 3.5% -22.0%	$ 15,428 6,020 3,356 1,665 407 (596)	25.1% 26.3% 21.4% 25.4% 24.3%	$ 19,808 7,085 3,234 1,759 834 49	25.5% 26.6% 25.6% 27.8% 38.8%
Total	$ 109,431	$126,342	-13.4%	$ 26,280	24.0%	$ 32,769	25.9%
First Nine Months North America Europe Asia/Pacific Latin America Other Corporate	$ 184,957 68,380 47,047 20,807 5,423 2,997	$ 238,370 73,236 37,983 19,290 7,778 2,799	-22.4% -6.6% 23.9% 7.9% -30.3%	$ 46,987 18,155 10,842 5,544 1,327 (1,720)	25.4% 26.6% 23.0% 26.6% 24.5%	$ 61,106 20,867 10,970 5,316 2,115 (1,083)	25.6% 28.5% 28.9% 27.6% 27.2%
Total	$ 329,611	$ 379,456	-13.1%	$ 81,135	24.6%	$ 99,291	26.2%
Fiscal 2001 data has been restated to conform with the current presentation.